Exhibit 99.1



August 2004

To:  Our Stockholders

The highlight of this quarter was our announcement, in June, that we intend to create our third charter in Rockford, Illinois. We identified a market opportunity and were able to recruit executives from the two largest financial institutions in the market. Rockford Bank and Trust Company will focus on providing the highest levels of customer service to commercial and retail clients in the Rockford market, and will share the Quad City Bank and Trust Company and Cedar Rapids Bank and Trust Company strategy of creating personalized banking relationships with a team of outstanding local bankers.

Mr. Thomas Budd (formerly of Bank One) will be the President and CEO of the new bank, while Mr. Shawn Way (formerly of Amcore Bank) will be Executive Vice President. The Bank expects to operate initially as a branch of Quad City Bank and Trust Company, while an application for a new bank charter is reviewed and approved by the regulators.

Tom Budd and Shawn Way are lifelong residents of Rockford, and have a combined 30 plus years of banking experience in the Rockford community. They will assemble a team of talented bankers and a strong local Board of Directors that will uniquely position Rockford Bank and Trust Company to serve the Rockford community.

"Shawn and I are extremely excited by the prospect of creating a bank focused on the Rockford community," noted Tom Budd. "We want to create a bank that will focus on this great community in which we were both born and raised. Our roots and those of our families are firmly embedded in Rockford and our belief in and support of the city and its citizens will not waiver," said Budd.

As you likely recall, we announced a 3-for-2 stock split effected in the form of a fifty percent stock dividend payable on May 28, 2004 to stockholders of record on May 10, 2004. The board also declared a cash dividend of $0.04 per share payable on July 2, 2004 to stockholders of record on June 18, 2004. We believe that the increased number of outstanding shares, as a result of the stock split, will provide greater liquidity of our shares and broader ownership in our common stock.

On July 1, 2004, we announced that QCR Capital Trust I, a trust subsidiary of the Company redeemed all of its 9.2% trust preferred securities at a redemption price of $10 plus all accrued and unpaid interest. These securities, which were issued in 1999, were redeemed on June 30, 2004. In February 2004, we issued $8.0 million in floating rate and $12.0 million in fixed rate trust securities. In anticipation of the redemption, in the first quarter we expensed $747 thousand of unamortized issuance costs associated with the securities issued in 1999.

We are pleased to report that during the quarter QCRH welcomed Bill Tank as Senior Vice President of Credit Administration. Bill is a 25-year banking veteran and was previously responsible for key credit departments in the Wells Fargo and Commercial Federal organizations.

While earnings for the six-months ended June 30, 2004 were comparable to June 30, 2003, we were very pleased with these results. As mentioned above, in March of 2004 we wrote off $747 thousand of issuance costs associated with our trust-preferred securities issued in 1999. In addition, we incurred additional interest expense these past five months as a result of having both issues outstanding. The combination of these factors resulted in a reduction of basic earnings per share of $0.17 during the six-month period. Also, as interest rates have increased, we have seen a reduction in mortgage origination activity and thus reduced gains on sales of residential mortgage loans.

Earnings for the second quarter ended June 30, 2004 were $1.7 million or basic earnings per share of $0.40. For the same quarter a year ago, our earnings were identical and earnings per share were $0.41. All share and per share data in this report have been retroactively adjusted to reflect the 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003. For the six months, basic earnings per share were $0.60 as compared to $0.61 a year ago.

Excluding the one-time write off of the unamortized issuance costs and the additional interest costs of the new securities, net income for the six months ended June 30, 2004 would have been $0.76 basic earnings per share, a 25% improvement over earnings for the same period in 2003. While excluding the impact of this event is a non-GAAP measure, management believes that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented.

As we look forward into the remainder of 2004, it appears we will be presented with continuing declines in the gains on residential real estate loans, and the coming months will bring significant investments in establishing our new bank charter in Rockford, Illinois and in additional facilities at our existing subsidiary banks.


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The company  continues  to  experience  outstanding  growth,  with total  assets increasing at an annualized rate of 29% during the first six months of 2004. Total assets increased from $710 million at December 31, 2003 to $811 million at June 30, 2004. Non-performing assets increased to $6.7 million at June 30, 2004 from $5.0 million at December 31, 2003. We continue to focus our efforts on improving the overall quality of our loan portfolio. Total deposits declined to $509 million at June 30, 2004 compared to $512 million at December 31, 2003.

Cedar Rapids Bank and Trust continues to be a significant component to our rapid growth, reaching total assets of $188 million, net loans of $141 million and deposits of $116 million as of June 30, 2004. The bank reported after tax net income of $215 for the second quarter, as compared to $114 for the first quarter. Cedar Rapids Bank and Trust is also growing its physical presence in the market with construction under way of a new main office in downtown Cedar Rapids and construction of a branch office to begin later in 2004.

On June 30th, the Federal Reserve issued an upbeat statement, accompanied by one of the most widely anticipated rate actions in history. To summarize, the fed funds rate was raised to 1.25%, the Fed affirmed its accommodative stance, output is expanding, labor markets have improved, underlying inflation is relatively low, and "policy accommodation can be removed at a pace that is likely to be measured [though] the Committee will respond to changes in economic prospects as needed..."

Of particular concern to some analysts is the increase in adjustable-rate financing, particularly among new homeowners. Traditionally the province of the soon-to-move, adjustable mortgages now comprise about one-third of the total. Even for those not in the soon-to-move category, climbing rates will not instantaneously raise all payments and threaten liquidity. There will be an effect on some borrowers, but we think the overall effect will be muted by income growth and other positives.

Since 2004 is an election year, we will hear much about tax policy, deficit spending, health care and defense. We hope that politics or terrorism do not get in the way of a recovering economy.

It was a pleasure seeing so many of you at our May shareholders meeting. Thanks to all of you for your continued support.


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